                                      DELTA
                                   -----------
                              GALIL INDUSTRIES LTD.


                                                                EARNINGS RELEASE
                                                                ----------------

   DELTA GALIL REPORTS 65% INCREASE IN NET INCOME TO $5.3 MILLION OR $0.29 EPS
   ---------------------------------------------------------------------------
                            FOR SECOND QUARTER 2003
                            -----------------------


       TEL AVIV, ISRAEL - AUGUST 11, 2003 - DELTA GALIL INDUSTRIES LTD. (NASDAQ:
DELT), the global provider of private label intimate apparel, socks, men's underwear, baby-wear and leisurewear, today reported that second quarter sales increased 7.5 percent to $141.0 million, compared to $131.2 million in the comparable quarter of 2002. North America accounted for 50 percent of total second quarter sales, Europe for 43 percent and Israel for 7 percent.

       In the first six months of 2003, sales increased 8.6 percent to $277.9 million, compared to $256.0 million in the first half of 2002. North America accounted for 55 percent of total first half sales, Europe for 38 percent and Israel for 7 percent.

       Net income and diluted earnings per share for the second quarter increased 65 percent and 71 percent respectively, to $5.3 million or $0.29 per share, compared to $3.2 million or $0.17 per share in the same period last year.

       Net income and diluted earnings per share for the first half increased 149 percent and 152 percent respectively, to $12.7 million or $0.68 per share, compared to $5.1 million or $0.27 per share for the same period last year.

       Delta's sales in North America grew 1 percent for the second quarter totaling $69.9 million compared to $68.9 million in the second quarter of 2002. North American sales increased 14 percent for the first half of 2003, totaling $151.7 million compared to $133.4 million in the first six months of 2002.

       Sales to the US mass market increased 19 percent to $52.2 million compared to $43.7 million in the second quarter last year.

       Delta's North American sales to specialty and department stores dropped 30 percent in the second quarter, totaling $17.7 million compared to $25.2 million in the second quarter of 2002.

       Delta's sales to UK chain Marks & Spencer, increased 14 percent in the second quarter totaling $47.4 million, compared to $41.6 million in the second quarter of 2002.

         In the first six months of 2003, Delta's sales to Marks & Spencer increased 2 percent totaling $80.9 million, compared to $79.2 million in the same period of 2002.

       Operating profit in the second quarter increased 44 percent to $9.3 million, compared to $6.5 million in the second quarter of last year. In the first six months of 2003, operating profit increased 118 percent totaling $19.9 million, compared to $9.1 million in the first half of 2002.

       Financial expenses in the second quarter increased 25 percent to $2.0 million, compared to $1.6 million in the second quarter of 2002. Financial expenses in the first half increased 27 percent to $3.4 million, compared to $2.7 million in the first half of 2002. The increase in financial expenses in the reported periods is attributed to exchange differences due to the devaluation of the US dollar versus the Canadian dollar.

       Operating cash flow for the first half grew to $19.7 million compared to $4.3 million in the corresponding half last year.

       The board of directors of the Company announced the distribution of a dividend of approximately $2.2 million, or $0.12 per share, for the second quarter of 2003, payable to shareholders on record on August 19, 2003.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL FOR THE MASS MARKET SOLD UNDER BRANDS SUCH AS RALPH LAUREN, DONNA KARAN, CALVIN KLEIN, HUGO BOSS AND NIKE. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, VICTORIA'S SECRET, GAP, BANANA REPUBLIC, CARREFOUR, J. CREW, TARGET, WAL-MART AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, CARIBBEAN AND FAR EAST. DELTA CONCLUDED ITS U.S. IPO IN MARCH OF 1999. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE: WWW.DELTAGALIL.COM.

(THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN TECHNOLOGY AND MARKET REQUIREMENTS, DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS, INABILITY TO TIMELY DEVELOP AND INTRODUCE NEW TECHNOLOGIES, PRODUCTS AND APPLICATIONS, LOSS OF MARKET SHARE, PRESSURE ON PRICING RESULTING FROM COMPETITION, AND INABILITY TO MAINTAIN CERTAIN MARKETING AND DISTRIBUTION ARRANGEMENTS, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

CONTACTS:

AVIRAM LAHAV         DELTA GALIL INDUSTRIES LTD.        TEL: +972-3-519-3744

RACHEL LEVINE        THE ANNE MCBRIDE COMPANY           TEL: +212-983-1702 X207

                             FINANCIAL TABLES FOLLOW


                                                    DELTA
                                                 -----------
                                            GALIL INDUSTRIES LTD.



                                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 -------------------------------------------



                                                              SIX MONTHS ENDED         THREE MONTHS ENDED
                                                                   JUNE 30                   JUNE 30
                                                           ----------------------    -----------------------
                                                             2003          2002        2003           2002
                                                           --------      --------    --------       --------
                                                                In US $ thousand (except per share data)
REVENUES                                                    277,941       256,013     141,038        131,226
COST OF REVENUES                                            221,520       209,376     112,017        105,875
                                                           --------      --------    --------       --------
GROSS PROFIT                                                 56,421        46,637      29,021         25,351
SELLING, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES:
SELLING AND MARKETING EXPENSES                               30,660        28,816      15,442         14,491
GENERAL AND ADMINISTRATIVE EXPENSES                           8,848         8,195       4,278          4,234
CAPITAL GAIN (LOSS) FROM THE SALES OF FIXED ASSETS            3,977           (87)         28           (127)
REORGANIZATION EXPENSES                                       1,008           429
                                                           --------      --------    --------       --------
OPERATING INCOME                                             19,882         9,110       9,329          6,499
FINANCIAL EXPENSES - NET                                      3,410         2,694       2,045          1,640
OTHER INCOME - NET                                              361           960
                                                           --------      --------    --------       --------
INCOME BEFORE TAXES ON INCOME                                16,833         7,376       7,284          4,859
TAXES ON INCOME                                               3,608         1,722       1,696          1,312
                                                           --------      --------    --------       --------
INCOME AFTER TAXES ON INCOME                                 13,225         5,654       5,588          3,547
SHARE IN PROFITS OF AN ASSOCIATED COMPANY                      (247)           70        (127)            70
MINORITY INTEREST IN PROFITS OF SUBSIDIARIES - NET             (302)         (638)       (124)          (378)
                                                           --------      --------    --------       --------
NET INCOME FOR THE PERIOD                                    12,676         5,086       5,337          3,239
                                                           ========      ========    ========       ========
EARNINGS PER SHARE - BASIC                                     0.69          0.27        0.29           0.17
                                                           ========      ========    ========       ========
EARNINGS PER SHARE - DILUTED                                   0.68          0.27        0.29           0.17
                                                           ========      ========    ========       ========
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS:
BASIC                                                        18,263        19,027      18,268         18,962
                                                           ========      ========    ========       ========
DILUTED                                                      18,621        19,040      18,698         18,962
                                                           ========      ========    ========       ========


                                            DELTA
                                         -----------
                                    GALIL INDUSTRIES LTD.



                            CONDENSED CONSOLIDATED BALANCE SHEET
                            ------------------------------------



                                                            JUNE 30             DECEMBER 31
                                                    -----------------------     -----------
                                                      2003          2002             2002
                                                    --------      --------         --------
                                                              In US $ thousands
                                                    ---------------------------------------
         ASSETS:
CURRENT ASSETS:
CASH AND CASH EQUIVALENTS                              3,481         7,735           14,491
ACCOUNTS RECEIVABLE:
TRADE                                                 76,178        93,277           95,601
OTHER                                                 26,404        17,903           17,625
INVENTORIES                                          142,345       129,498          133,363
INVESTEE COMPANY                                       1,682         1,585            1,682
                                                    --------      --------         --------
           TOTAL CURRENT ASSETS                      250,090       249,998          262,762
                                                    --------      --------         --------

INVESTMENTS AND LONG-TERM RECEIVABLES                  7,154         8,787            9,969
                                                    --------      --------         --------
PROPERTY, PLANT AND EQUIPMENT                        119,783       115,934          121,601
                                                    --------      --------         --------
OTHER ASSETS AND DEFERRED CHARGES                     46,474        44,015           46,726
                                                    --------      --------         --------
TOTAL ASSETS                                         423,501       418,734          441,058
                                                    ========      ========         ========

        LIABILITIES AND SHAREHOLDER'S EQUITY:
CURRENT LIABILITIES:
SHORT-TERM BANK CREDIT                                93,202        95,619          106,670
ACCOUNTS PAYABLE AND ACCRUALS:
TRADE                                                 52,937        53,384           61,788
OTHER                                                 27,201        23,929           26,359
                                                    --------      --------         --------
         TOTAL CURRENT LIABILITIES                   173,340       172,932          194,817
                                                    --------      --------         --------

        LONG-TERM LIABILITIES:
DEFERRED INCOME TAXES                                 14,735        14,393           14,371
LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT          6,527         4,770            6,359
BANK LOANS AND OTHER LIABILITIES                      19,707        24,567           24,180
                                                    --------      --------         --------
          TOTAL LONG-TERM LIABILITIES                 40,969        43,730           44,910
                                                    --------      --------         --------

          TOTAL LIABILITIES                          214,309       216,662          239,727

MINORITY INTEREST                                      3,071         3,615            3,502
SHAREHOLDERS' EQUITY                                 206,121       198,457          197,829
                                                    --------      --------         --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           423,501       418,734          441,058
                                                    ========      ========         ========


                                                        DELTA
                                                     -----------
                                                GALIL INDUSTRIES LTD.



                                    CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                    ---------------------------------------------



                                                                      SIX MONTHS ENDED           THREE MONTHS ENDED
                                                                           JUNE 30                   JUNE 30
                                                                    ---------------------      ---------------------
                                                                      2003         2002          2003         2002
                                                                    --------     --------      --------     --------
                                                                                     In US $ thousands
                                                                    ------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME FOR THE PERIOD                                             12,676        5,086         5,337        3,239
ADJUSTMENT REQUIRED TO REFLECT THE CASH
FLOWS FROM OPERATING ACTIVITIES                                        7,026         (782)       (3,375)        (850)
                                                                    --------     --------      --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                             19,702        4,304         1,962        2,389
                                                                    --------     --------      --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS, NET OF INVESTMENT GRANTS                    (7,979)      (8,117)       (3,684)      (7,006)
ADDITIONAL PAYMENT FOR THE ACQUISITION OF SUBSIDIARY                  (2,003)                    (2,003)
PROCEEDS FROM REALIZTION OF FIXED ASSETS                                 827          413            40          295
PROCEEDS FROM REALIZATION OF INVESTMENT IN ASSOCIATED COMPANIES        2,817        2,480
OTHER                                                                   (376)        (332)         (200)        (124)
                                                                    --------     --------      --------     --------
NET CASH USED IN INVESTING ACTIVITIES                                 (6,714)      (5,556)       (5,847)      (6,835)
                                                                    --------     --------      --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:

LONG-TERM BANK LOANS, NET                                             (5,120)      (1,242)       (2,572)       1,058
DIVIDEND TO SHAREHOLDERS                                              (4,909)      (2,089)       (4,909)      (1,303)
SHORT-TERM BANK CREDIT - NET                                         (13,591)       1,335         3,777         (310)
COST OF ACQUISITION OF TREASURY SHARES                                             (1,794)                    (1,409)
OTHER                                                                   (378)          15          (375)
                                                                    --------     --------      --------     --------
NET CASH USED IN FINANCING ACTIVITIES                                (23,998)      (3,775)       (4,079)      (1,964)
                                                                    --------     --------      --------     --------

DECREASE IN CASH AND CASH EQUIVALENTS                                (11,010)      (5,027)       (7,964)      (6,410)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD           14,491       12,762        11,445       14,145
                                                                    --------     --------      --------     --------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD                  3,481        7,735         3,481        7,735
                                                                    ========     ========      ========     ========


                                                              DELTA
                                                           -----------
                                                      GALIL INDUSTRIES LTD.



                                          CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                          ---------------------------------------------



                                                                                SIX MONTHS ENDED            THREE MONTHS ENDED
                                                                                     JUNE 30                     JUNE 30
                                                                             ----------------------       ---------------------
                                                                               2003          2002           2003         2002
                                                                             --------      --------       --------     --------
                                                                                              In US $ thousands
                                                                             --------------------------------------------------
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING ACTIVITIES:

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:
DEPRECIATION AND AMORTIZATION                                                   7,449         6,747          3,835        3,289
DEFERRED INCOME TAXES - NET                                                    (1,861)          266         (1,052)         141
CAPITAL GAIN FROM REALIZATION OF INVESTMENTS IN ASSOCIATED COMPANIES             (994)         (960)
CAPITAL (GAINS) LOSSES ON SALE OF FIXED ASSETS                                 (3,977)           87            (28)         127
RESTRUCTURING EXPENSES                                                            380                         (589)
OTHER                                                                           2,268         1,114            670          724
                                                                             --------      --------       --------     --------
                                                                                3,265         7,254          2,836        4,281
                                                                             --------      --------       --------     --------

CHANGES IN OPERATING ASSETS AND LIABILITIES:

DECREASE (INCREASE) IN ACCOUNTS RECEIVABLE                                     18,608        (8,575)        (4,927)      (9,917)
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUALS                           (5,865)       (2,947)         2,880        5,303
DECREASE (INCREASE) IN INVENTORIES                                             (8,982)        3,486         (4,164)        (517)
                                                                             --------      --------       --------     --------
                                                                                3,761        (8,036)        (6,211)      (5,131)
                                                                             --------      --------       --------     --------
                                                                                7,026          (782)        (3,375)        (850)
                                                                             ========      ========       ========     ========